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                                                                   EXHIBIT 12(b)

RATIO OF EARNINGS TO FIXED CHARGES

Union Pacific Railroad Company and Consolidated Subsidiary and Affiliate Companies (Unaudited)

                                                         Nine Months Ended September 30,
Millions of Dollars, Except Ratios ...............           2002            2001
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
Earnings:
   Net income ....................................        $   973         $   757
   Undistributed equity earnings .................            (39)            (34)
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Total earnings ...................................            934             723
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Income taxes .....................................            575             450
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Fixed charges:
   Interest expense including amortization of debt
     discount ....................................            412             441
   Portion of rentals representing an interest
     factor ......................................             32              30
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Total fixed charges ..............................            444             471
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Earnings available for fixed charges .............        $ 1,953         $ 1,644
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Ratio of earnings to fixed charges ...............            4.4             3.5
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